Exhibit 10.14
AMENDMENT TO
NATURAL GAS LIQUIDS PURCHASE AGREEMENT
BY AND BETWEEN
ONEOK HYDROCARBON, L.P. AND PIONEER NATURAL RESOURCES USA, INC.
DATED MARCH 26, 2003
     THIS AMENDMENT is made as of this 8th day of April, 2008, by and between PIONEER NATURAL RESOURCES USA, INC. (“Pioneer”), and ONEOK HYDROCARBON, L.P. (formerly known as, KOCH Hydrocarbon, LP) (“OHLP”).
     WHEREAS, under that certain Natural Gas Liquids Purchase Agreement dated March 26, 2003 (the “Original Agreement”), as amended by that certain Amendment dated February 9, 2005 (the “First Amendment”) (the Original Agreement together with the First Amendment hereinafter collectively referred to as the “Agreement”), Pioneer sells and OHLP purchases certain volumes of natural gas liquids that originate from the Midkiff and Benedum Plants as described therein; and,
     WHEREAS, said Parties desire to amend the Agreement as hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree to amend the Agreement as follows in this Second Amendment.
1.	Section 2, Term, of the Agreement shall be deleted in its entirety, and the following substituted in lieu thereof:
“2. Term. This Agreement shall begin on the Effective Date, and shall be effective until February 28, 2009, at which time this Agreement shall expire.”
2.	Effective March 1, 2008, Section 5, Base and Adjusted Base Fractionation Fees, shall be deleted in its entirety, and the following substituted in lieu thereof:
“5. Base and Adjusted Base Fractionation Fees. The Base Fractionation Fee shall be two and twenty-five hundredths cents (2.25¢) per Gallon of the NGL’s delivered hereunder. Commencing March 1, 2008, and the beginning of each Month thereafter, the Base Fractionation Fee shall be adjusted to equal the sum of the following two components (the “Adjusted Base Fractionation Fee”):
1. Eighty-two hundredths of a cent (0.82¢) per Gallon for fuel gas, which shall be redetermined by (i) the price per MMBtu of natural gas reflected by the Monthly Houston Ship Channel/Beaumont, Texas, index (applicable to the first Day of the Month — large packages only), for each current Month of actual delivery, as published in Inside F.E.R.C.’s Gas Market Report, plus eight cents (8.00¢), divided by $3.50/MMBtu, and (ii) multiplying the resulting ratio by 0.820¢ per Gallon, and

2. A base fee of one and forty-three hundredths cents (1.43¢) per Gallon. Notwithstanding anything to the contrary, the Adjusted Base Fractionation Fee shall not be reduced below the Base Fractionation Fee of 2.25¢ per Gallon.”
     This Amendment shall be effective as of the date first above written. Except as hereby amended, the Agreement shall remain in full force and effect. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms by the Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Amendment the day and year first above written.

ONEOK HYDROCARBON, L.P.

By:	ONEOK Hydrocarbon GP, L.L.C, is general partner

By:	/s/ Sheridan Swords

Name:	Sheridan Swords

Title:	President

PIONEER NATURAL SOURCES USA, INC.

By:	/s/ Hershal K. Wolfe

Name:	Hershal K. Wolfe

Title:	Vice President Marketing